UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2023

Red Cat Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-40202 (Commission File Number)	88-0490034 (I.R.S. Employer Identification No.)

15 Ave. Munoz Rivera Ste 2200 San Juan, PR 00901 (Address of principal executive offices) (zip code)

(833) 373-3228

 (Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001	RCAT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 8, 2023, we entered into an ATM Sales Agreement (the “Sales Agreement”) with ThinkEquity LLC, as sales agent (the “Sales Agent”), pursuant to which we may issue and sell shares of our common stock, $0.001 par value per share, having an aggregate offering price of up to $17,000,000 (the “Shares”), from time to time through the Sales Agent (the “Offering”). On August 8, 2023, we filed a prospectus supplement with the Securities and Exchange Commission in connection with the Offering (the “Prospectus Supplement”) under our existing shelf registration statement, which became effective on June 14, 2021 (File No. 333-256216) (the “Registration Statement”), and the base prospectus contained therein.

Each time we wish to issue and sell any shares of our common stock under the Sales Agreement, we will notify ThinkEquity of the aggregate number of shares to be sold, the dates on which such sales are requested to be made, any limitation on the number of shares to be sold in any one day, any minimum price below which sales may not be made, and other sales parameters as we deem appropriate. Once we have so instructed ThinkEquity, unless ThinkEquity declines to accept the terms of such notice, ThinkEquity has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares of common stock up to the amount specified on such terms. The obligations of ThinkEquity under the Sales Agreement to sell shares of our common stock are subject to a number of conditions that we must meet.

The settlement for sales of common stock between us and ThinkEquity is generally anticipated to occur on the second trading day following the date on which the sale was made. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We have agreed to pay ThinkEquity a commission equal to 2.5% of the aggregate gross proceeds we receive from each sale of our common stock sold through ThinkEquity pursuant to the Sales Agreement. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, ThinkEquity’s commissions and the proceeds to us, if any, are not determinable at this time. We have also agreed to reimburse ThinkEquity for certain reasonable and documented expenses, including fees and disbursements of its counsel, up to the amount of $75,000. We estimate that the total expenses of the offering payable by us, excluding any commissions and the reimbursement payable to ThinkEquity under the terms of the Sales Agreement, will be approximately $107,500. The remaining sale proceeds, after deducting any other transaction fees, will equal the net proceeds from the sale of such common stock.

ThinkEquity will provide written confirmation to us before the open on the Nasdaq on the day following each day on which our shares of common stock are sold under the Sales Agreement. Each confirmation will include the number of shares sold on that day, the aggregate gross proceeds of such sales and the net proceeds.

The offering of our common stock pursuant to the Sales Agreement will terminate upon the earlier of (i) the issuance and sale of all shares of our common stock subject to the Sales Agreement or (ii) the termination of the Sales Agreement as permitted therein. We or ThinkEquity may suspend the offering of common stock under the Sales Agreement upon proper notice to the other party and subject to other conditions.

A copy of the Sales Agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference. The foregoing description of the material terms of the Sales Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

The Crone Law Group, P.C., counsel to the Company, has issued a legal opinion relating to the Shares. A copy of such legal opinion, including the consent included therein, is filed as Exhibit 5.1 hereto.

The Shares are registered pursuant to the Registration Statement and the base prospectus contained therein, and offerings for the Shares will be made only by means of the Prospectus Supplement. This Current Report on Form 8-K shall not constitute an offer to sell or solicitation of an offer to buy the Shares, nor shall there be any sale of the Shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of such state or jurisdiction.

Item 8.01 Other Events.

On August 7, 2023, our Director Joseph Freedman was appointed to serve as a member of the audit committee of the Board of Directors. Mr. Freedman is an “Independent Director” within the meaning of Nasdaq Rule 5605, and under the Nasdaq Listing Rules’ independence standards for Audit Committee members.

Section 9 – Financial Statements and Exhibits

Item. 9.01.  Financial Statements and Exhibits

Exhibit No.	Description
5.1	Opinion of The Crone Law Group, P.C.
10.1	ATM Sales Agreement with ThinkEquity LLC
23.1	Consent of The Crone Law Group, P.C. (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED CAT HOLDINGS, INC.

Dated: August 8, 2023	By:	/s/ Jeffrey Thompson
Name: Jeffrey Thompson
Title: Chief Executive Officer